Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES 2014 THIRD QUARTER FINANCIAL RESULTS

ACQUIRES HYPERSPRING, LLC AND INVESTS IN INTELLIQLIK, LLC

Q3 2014 OVERVIEW
•	Revenue of $7.8 million compared to $11.9 million in Q3 2013.
•	Gross profit of $2.5 million, or 31.4% of revenues, compared to gross profit of $3.1 million, or 25.9% of revenues, in Q3 2013.
•	Net loss of $1.9 million, or $0.11 per diluted share, compared to a net loss of $1.0 million, or $0.06 per diluted share, in Q3 2013.
At September 30, 2014
•	Total cash and equivalents of $16.0 million, or $0.90 per diluted share.
•	Working capital of $17.0 million.
•	$0 long-term debt.
•	Backlog of $45.7 million, up 26.6% compared to the end of Q2 2014.

Sykesville, MD – November [17], 2014 - GSE Systems, Inc. ("GSE" or "the Company") (NYSE MKT: GVP), a global energy services solutions provider, today announced financial results for the third quarter ("Q3") ended September 30, 2014.  The Company also announced the acquisition of Hyperspring, LLC and investment in IntelliQlik, LLC through its operating subsidiary, GSE Power Systems, Inc.

Jim Eberle, Chief Executive Officer of GSE, said, "Our Q3 2014 results reflected the completion of the Slovakia simulator project in April 2014, the completion of several large projects in 2013, and continuing delays in capital expenditures by fossil fuel companies, especially with respect to coal-fired power plants.  However, we are very encouraged by our strengthening backlog, which increased by 27% from June 30, 2014 to $45.7 million at September 30, 2014.  During Q3 2014, we generated $17.6 million of new business across a broad range of sectors and geographies, bringing our nine-month year-to-date order total to $33.5 million.  These newly-awarded Q3 2014 projects will contribute to our results starting in Q4 2014 and continuing through 2015.  Our balance sheet remains strong, with approximately $16 million of cash and equivalents at quarter-end and no long-term debt.  We believe that we are well positioned for a resumption in growth, especially as industry capital expenditure programs return to more normalized levels."

Q3 2014 RESULTS
Q3 2014 revenue declined 34.2% to $7.8 million from $11.9 million in Q3 2013.  The decrease in revenue was mainly caused by a $3.7 million decline in revenue from the $36.6 million Slovakia simulator project, which was completed and entered warranty in April 2014.  In addition, revenue generated from fossil fuel simulation projects decreased by $0.6 million in Q3 2014 as compared to Q3 2013, the result of the completion of several large projects in 2013 and continued sluggishness in capital spending by fossil fuel utilities.

Gross profit in Q3 2014 was $2.5 million, or 31.4% of revenue, as compared to $3.1 million, or 25.9% of revenue, in Q3 2013.
Sales, general & administrative expenses in Q3 2014 rose 11.0% to $4.2 million from $3.8 million in Q3 2013.  This increase was primarily due to higher software product development expenses and severance costs related to our U.S. operations.
Operating loss for Q3 2014 was $1.9 million compared to an operating loss of $0.9 million in Q3 2013.
Net loss for Q3 2014 was $1.9 million, or $0.11 per basic and diluted share, compared to a net loss of $1.0 million, or $0.06 per basic and diluted share, in Q3 2013.
The EBITDA (Earnings before interest, taxes, depreciation and amortization) loss for Q3 2014 was $1.7 million compared to an EBITDA loss of $0.9 million in Q3 2013.
Backlog at September 30, 2014 rose to $45.7 million from $36.1 million at June 30, 2014.
GSE's cash position at September 30, 2014 was $16.0 million, excluding $4.2 million of restricted cash, as compared to $18.1 million, excluding $1.0 million of restricted cash, at June 30, 2014.  In accordance with an amendment to the Company's Master Loan and Security Agreement with Susquehanna Bank, an additional $3.1 million was placed in a restricted cash account in September 2014 as collateral for the Company's outstanding letters of credit.

HYPERSPRING ACQUISITION AND INVESTMENT IN INTELLIQLIK LLC

Hyperspring, LLC specializes in staff augmentation, training and development, and plant operations support services, primarily in the United States nuclear industry.  In conjunction with the Hyperspring acquisition, GSE Power also acquired a 50% interest in IntelliQlik, LLC, which is developing a software platform for online learning and learning management for the energy market.

Mr. Eberle commented, "These transactions will help lay the foundation for GSE's development into a Human and Plant Performance Improvement Company, the next step in our evolution as a global energy services solutions provider.  Through these transactions, GSE will consolidate powerful industry-leading educational tools into a single online training and learning management platform that will allow us to meet a significant unmet need for specialized workforce training in the energy sector.  IntelliQlik will combine GSE's 3D visualization and simulation competencies with Hyperspring's expertise in training, staffing and operations support, enabling us to improve workforce performance, raise productivity and lower costs for our clients.  We expect the launch of IntelliQlik's next-generation learning programs, including Nuclear University, Power Systems University, Gas Turbine University and Oil and Gas University, to occur in 2015."

Additional details regarding this transaction can be found in a separate press release issued by GSE on November 17, 2014.

CONFERENCE CALL
Management will host a conference call on Monday, November 17, 2014 at 9:00 am Eastern Time to discuss Q3 results and other matters.

Interested parties may participate in the call by dialing:

•	(877) 407-9753 (Domestic) or
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=173348

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training and engineering solutions to the energy and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations.  GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline.  The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe.  GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Cary, North Carolina; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; Glasgow, UK; and Beijing, China.  Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Jim Eberle	Devin Sullivan
Chief Executive Officer	Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7950	dsullivan@equityny.com

Kalle Ahl, CFA
Senior Associate
(212) 836-9614
kahl@equityny.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2014	2013	2014	2013

Contract revenue	$7,823	$11,883	$24,823	$35,300
Cost of revenue	5,368	8,811	17,497	26,332
Write-down of capitalized software development costs	-	-	-	2,174

Gross profit	2,455	3,072	7,326	6,794

Selling, general and administrative	4,226	3,808	12,822	11,919
Goodwill impairment loss	-	-	-	4,462
Depreciation	140	135	413	434
Amortization of definite-lived intangible assets	36	51	108	155
Operating expenses	4,402	3,994	13,343	16,970

Operating loss	(1,947)	(922)	(6,017)	(10,176)

Interest income, net	44	22	103	85
Gain (loss) on derivative instruments	69	(78)	178	(221)
Other expense, net	-	(49)	(7)	(60)

Loss before income taxes	(1,834)	(1,027)	(5,743)	(10,372)

Provision (benefit) for income taxes	61	(32)	162	(23)

Net loss	$(1,895)	$(995)	$(5,905)	$(10,349)

Basic loss per common share	$(0.11)	$(0.06)	$(0.33)	$(0.57)
Diluted loss per common share	$(0.11)	$(0.06)	$(0.33)	$(0.57)

Weighted average shares outstanding - Basic	17,887,859	18,058,319	17,887,859	18,232,873
Weighted average shares outstanding - Diluted	17,887,859	18,058,319	17,887,859	18,232,873

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data
	(unaudited)
	September 30, 2014	December 31, 2013

Cash and cash equivalents	$16,028	$15,643
Restricted cash - current	470	45
Current assets	32,519	43,944
Long-term restricted cash	3,721	1,021
Total assets	40,187	48,827

Current liabilities	$15,490	$17,953
Long-term liabilities	63	487
Stockholders' equity	24,634	30,387

EBITDA Reconciliation

EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP").  Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2014	2013	2014	2013

Net loss	$(1,895)	$(995)	$(5,905)	$(10,349)
Interest income, net	(44)	(22)	(103)	(85)
Provision (benefit) for income taxes	61	(32)	162	(23)
Write-down of capitalized software development costs	-	-	-	2,174
Depreciation and amortization	176	186	521	589
Goodwill impairment loss	-	-	-	4,462
EBITDA	$(1,702)	$(863)	$(5,325)	$(3,232)